Exhibit 10.1

DATED FEBRUARY 25, 2013

EMMIS INTERNATIONAL HOLDING B.V.

- AND -

EVA BABITZOVA

- AND -

BAUER AUSLAND 1 GMBH

- AND -

HEINRICH BAUER VERLAG KG

SHARE PURCHASE DEED

TABLE OF CONTENTS

SHARE PURCHASE DEED		4

1. DEFINITIONS AND INTERPRETATION		5

2. PURCHASE AND SALE OF SHARES		12

3. WARRANTIES OF SELLERS		15

4. REMEDIES AND LIMITATIONS ON SELLERS’ LIABILITY		24

5. WARRANTIES OF BUYER PARTIES		27

6. TAX INDEMNITY		29

7. COMPLETION		31

8. GUARANTEE		33

9. CONFIDENTIALITY AND PUBLICITY		34

10. MISCELLANEOUS		34

SCHEDULES		40

SCHEDULE 1	EQUITY STRUCTURE AND OWNERSHIP	41

SCHEDULE 2	SUBSIDIARIES	42

SCHEDULE 3	REGULATORY APPROVAL	43

SCHEDULE 4	PRELIMINARY PURCHASE PRICE REPORT	44

SCHEDULE 5	BROADCAST LICENSES	45

SCHEDULE 6	OWNED REAL PROPERTY	46

SCHEDULE 7	LIST OF LEASE OR SUB-LEASE AGREEMENTS	47

SCHEDULE 8	A - FINANCIAL STATEMENTS	48

SCHEDULE 8	B - PRO-FORMA CONSOLIDATED FINANCIAL STATEMENTS	49

SCHEDULE 9	RELEVANT EVENTS / RELEVANT TRANSACTIONS	50

SCHEDULE 10	LITIGATION	51

SCHEDULE 11	CERTAIN LABOR CONTRACTS	52

SHARE PURCHASE DEED

THIS SHARE PURCHASE DEED (the “Deed”) is made as of February 25, 2013

BY AND AMONG:

(1)	EMMIS INTERNATIONAL HOLDING B.V., a company organized under the laws of the Netherlands with commercial register number 34261519 and whose registered office is located at Luna ArenA, Herikerbergweg 238, 1101 CM Amsterdam Zuidoost, the Netherlands (“Emmis”);

(2)	EVA BABITZOVA, born on 29 August 1966, birth certificate number: 665829/6447, permanently residing at: Lermontovova 7, 811 05 Bratislava, Slovak Republic (“Babitzova” and together with Emmis, the “Sellers” and each a “Seller”);

(3)	BAUER AUSLAND 1 GMBH, a company organized under the laws of Germany, registered with the commercial register at the local court of Hamburg under register number HRB 125740 and whose registered office is located at Burchardstraße 11, 20095 Hamburg, Germany (the “Buyer”); and

(4)	HEINRICH BAUER VERLAG KG, a partnership organized under the laws of Germany, registered with the commercial register at the local court of Hamburg under register number HRA 2968 and whose registered office is located at Burchardstraße 11, 20095 Hamburg, Germany (the “Guarantor”).

(5)	The Sellers, the Buyer and the Guarantor are sometimes hereinafter referred to individually as a “Party” and collectively as the “Parties”. Capitalized terms, unless otherwise defined, shall have the meaning attributed to them in Clause 1.1 herein.

R E C I T A L S

A.	Each Seller currently owns the number and percentage of the issued shares of capital stock of D.EXPRES, a.s., an akciová spoločnost’ (joint stock company) organized under the laws of the Slovak Republic, with its registered office at Vrútocká 48, 821 04 Bratislava, the Slovak Republic, business registration No. 35 709 651, registered at the Commercial Registry held by the District Court Bratislava I. Section Sa, File No. 1331/B (the “Company”), represented by 2 global certificates as specified on SCHEDULE 1 (the “Shares”), which Shares collectively constitute 100% of the registered share capital in the Company.

B.	The Company owns and operates a radio station in the Slovak Republic known as Rádio EXPRES (the “Station”).

C.

The Company is the sole owner, beneficially and of record, of the entire outstanding ownership interest in EXPRES MEDIA s.r.o., a spoločnost’ s ručením obmedzeným (limited liability company) organized under the laws of the Slovak Republic, with its registered office at Vrútocká 48, 821 04 Bratislava, the Slovak Republic, business registration No. 35 792 094, registered at the Commercial Registry held by the District Court Bratislava I, Section Sro, File No. 22089/B (“Expres Media”) and 100% of the share capital in EXPRES NET, a.s., an akciová spoločnost’ (joint stock company) organized under the laws of the Slovak Republic with its registered office at Vrútocká 48, 821 04 Bratislava, the Slovak Republic, business registration No. 35 810 599, registered at the Commercial Registry held by the District Court Bratislava I, Section Sa, File No. 2977/B (“Expres Net” and together with Expres Media, the “Subsidiaries”).

D.	On February 12, 2013 the Council for Broadcasting and Retransmission (Rada pre vysielanie a retransmisiu) in Bratislava granted prior approval of the transactions contemplated by this Deed (the “Regulatory Approval”). A copy of the Regulatory Approval notice is attached to this Deed as SCHEDULE 3.

E.	Buyer has received the power of attorney granted on behalf of Emmis by TMF Netherlands B.V., a private limited company established and existing under the laws of Netherlands, with its registered seat at Herikerbergweg 238, Luna ArenA, 1101 CM Amsterdam Zuidoost, Netherlands, registered with the Commercial Register administered by the Chamber of Commerce for Amsterdam under No. 33126512, the sole director of Emmis, dated February 20, 2013, authorizing the execution, delivery and performance of this Deed and any other Documents to which Emmis is a party and the consummation of the transactions contemplated hereby and thereby (the “Seller Documents”).

F.	Sellers have received a true and complete copy of the shareholder’s resolution of the Buyer dated February 7, 2013, authorizing the execution, delivery and performance of this Deed and any other Documents to which either or both the Sellers are a party and the consummation of the transactions contemplated hereby and thereby, and to the extent necessary, powers of attorney authorizing representatives of each Buyer Party that is being represented on the basis of such power of attorney to execute this Deed or any of the other Documents (the “Buyer Documents”).

G.	Upon and subject to the terms and conditions set out in this Deed, the Sellers desire to sell the Shares to the Buyer, and the Buyer desires to purchase the Shares from the Sellers.

NOW, THEREFORE, IT IS AGREED as follows:

1.	DEFINITIONS AND INTERPRETATION

1.1 Defined Terms In this Deed (including the Preamble, Recitals, Schedules and Exhibits), the following terms, unless the context otherwise requires, have the following meanings:

Acquired Companies: Collectively, the Company and the Subsidiaries, and each, an “Acquired Company”.

Affiliate: With respect to any other Person (the “Relevant Party”), (i) if the Relevant Party is a natural Person, the spouse of the Relevant Party, any grandparent or parent of the Relevant Party or of the Relevant Party’s spouse, any descendant of any such parent (including, but not limited to, siblings or children of the Relevant Party or the Relevant Party’s spouse), or any relative of the Relevant Party or the spouse of the Relevant Party who has the same home as the Relevant Party (collectively, the “Relatives”); (ii) any Person directly or indirectly controlled by, controlling or under common control with the Relevant Party (or if the Relevant Party is a natural Person, a Relative of the Relevant Party); or (iii) any Person of which the Relevant Party (or if the Relevant Party is a natural Person, a Relative of the Relevant Party), is or appoints an employee or agent to serve as, a director, partner, officer, manager, member or direct or indirect owner of a 5% or greater equity interest. For purposes of this definition, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, or the direct or indirect ownership, beneficially or of record, of 5% or more of the equity interest of a Person, constitutes control of such Person.

Applicable Law: Any law, statute, authorization, order, decree, decision, consent, agreement or regulation of any Governmental Authority having jurisdiction over the matter or Person in question, or other legislative or administrative action of a Governmental Authority, or a final, binding or executory decree, injunction, judgment or order of a court that affects the matter or Person in question.

Arbitrating Accounting Firm: Deloitte Advisory s.r.o. or other Deloitte group company.

Babitzova Account: The bank account of Babitzova, the details of which are as follows, or such other account notified by Babitzova to the Buyer:

Name of the account: Babitzova Eva

Name of the bank: Tatrabanka, a.s.

Address of the bank: Hodzovo nam. 3, 811 06 Bratislava

IBAN account number: SK03 1100 0000 0026 1447 5691

SWIFT/BIC: TATRSKBX

Babitzova Purchase Price: 2% of the Final Purchase Price.

Broadcast Act: Act No. 308/2000 Coll. on Broadcasting and Retransmission and on change of Act. No. 195/2000 Coll. on Telecommunications, as amended.

Broadcast Licenses: Those Licenses set forth on SCHEDULE 5.

Business Day: Any day other than a Saturday or a Sunday or other days in which banking institutions in Bratislava, the Slovak Republic, Amsterdam, the Netherlands and Hamburg, Germany are required or authorised to stay closed.

Buyer Parties: Collectively, the Buyer and the Guarantor, and each a “Buyer Party”.

Buyer Parties’ Warranties: The warranties of the Buyer Parties set forth in Clause 5.

Buyer True-Up: The aggregate amount payable by the Buyer to the Sellers in the event of an adjustment under the final sentence of Clause 2.4.5.

Central Depository: Central Depository of Securities, a Slovak Republic entity created by Act. No. 566/2001 Coll., on Securities and Investment Services, as amended.

Claim: A claim by the Buyer against one or both Sellers in connection with a breach of any of the Sellers’ Warranties, but not including a Tax Indemnification Claim.

Claim Notice: A notice in writing from the Buyer to the Sellers specifically setting out the details relating to a Claim in accordance with Clause 4.7.

Coll.: Official Collection of Laws of the Slovak Republic.

Collected Financial Statements: The Financial Statements, together with the Pro-Forma Consolidated Financial Statements.

Commercial Register: Public registry maintained in accordance with the Act. No. 530/2003 Coll., on Commercial Register and on change and amendments to several acts, as amended.

Competition Act: Act No. 136/2001 Coll. on Protection of Competition.

Documents: This Deed (including all Exhibits and Schedules hereto), and each other agreement, certificate, notice or instrument executed and delivered or to be delivered pursuant to or in connection with this Deed.

Emmis Account: The bank account of Emmis, the details of which are as follows, or such other account notified by Emmis to the Buyer:

Deutsche Bank AG - Bank (AMSTERDAM)

Account Number: 26.51.80.821

Currency: EUR

IBAN CODE: NL06DEUT0265180821

SWIFT: DEUTNL2A

Emmis Purchase Price: 98% of the Final Purchase Price.

EUR: Euro, the lawful currency of the member states of the European Union that have adopted the single currency in accordance with the Treaty Establishing the European Community, as amended by the Treaty on European Union and the Treaty of Amsterdam.

Final Purchase Price: The Preliminary Purchase Price, as finally adjusted in accordance with Clauses 2.4.2 through 2.4.4.

Financial Statements: The audited financial statements of the Acquired Companies dated as of 31 December 2012 and attached hereto as SCHEDULE 8A.

Governmental Authority: Any:

(a)	nation, state, city or other jurisdiction of any nature;

(b)	federal, state, local, municipal, foreign or other government;

(c)	governmental or quasi-governmental authority of any nature (including any taxing authority, agency, instrumentality, branch, board, department, commission, bureau, official, or entity and any court or other tribunal and the Council for Broadcasting and Retransmission); or

(d)	body exercising or entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

IP Rights: With respect to any Acquired Company, any utility models, registered designs, trademarks, trade, business and domain names and applications with respect to such rights.

Knowledge: The actual knowledge of the Sellers or, in case of lack of actual knowledge, the knowledge the Sellers could have obtained upon reasonable inquiry. For the avoidance of doubt, each Seller is deemed to have the same actual or deemed knowledge as the respective other Seller.

License: Any approval, permit, order, authorization, consent, license, registration or filing, certificate, variance and any other similar right granted or required by, obtained from or filed with any Governmental Authority.

Lien: Any mortgage, deed of trust, pledge, hypothecation, title defect, voting trust agreement, sub-participation, restriction, condition, easement, agreement to sell or purchase or otherwise dispose or encumber, preemptive right, right of first refusal, right of possession or use, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether contingent or absolute. For the purpose of this Deed a silent partnership shall be considered a lien.

Ordinary Course of Business: The ordinary course of business of a Person consistent with past custom and practice (including with respect to quantity and frequency).

Organizational Documents: Any articles of incorporation, memorandum of association, articles of association, charter, by-laws or other constituent or organizational document of any Person required or contemplated by Applicable Law for the creation or operation of such Person.

Ownership Extract: The extract from the list of shareholders maintained by the Central Depository dated as soon as possible after Completion and evidencing the Buyer’s acquisition of the ability to exercise its rights with respect to the Shares in relation to the Company.

Ownership Percentage: For each Seller, the percentage of the total number of Shares owned by a Seller, as specified on SCHEDULE 1.

Permitted Liens: Any Lien arising or granted in the Ordinary Course of Business which does not materially restrict or impair the current conduct of the Ordinary Course of Business of the Acquired Companies.

Person: Any individual, corporation, limited or general partnership, limited liability company, joint venture, trust, unincorporated organization, estate, association, entity or Governmental Authority or political subdivision thereof or any other entity or organization.

Sellers’ Warranties: The warranties of the Sellers set out in Clause 3.

Slovak Accounting Regulations: Act No. 431/2002 Coll. on Accounting, as amended, and other applicable rules and regulations governing the maintenance of financial books and records, as in effect from time to time, consistently applied.

Tax, Taxes, Taxation: All taxes including, without limitation, income, gains, transfer, unemployment, withholding, payroll, social security (including artists’ social security), health care, real property, personal property, excise, sales, value added, use and franchise taxes, levies, assessments, imposts, duties, licenses, registration fees and charges of any nature whatsoever (including for the avoidance of doubt, any secondary tax liability) imposed by any Taxation Authority under any Applicable Law, together with all interests, penalties, fees and additionally levied taxes and interest accrued on any of them.

Taxation Authority: means any Governmental Authority competent to impose, administer, levy, assess or collect Tax.

Tax Return: Any return, filing, report, declaration, questionnaire or other document required to be filed for any period with any taxing authority in connection with any Taxes.

1.2	Additional Defined Terms.

As used in this Deed, the following terms shall have the meanings defined in the Preamble, Recitals or clause as indicated below:

Adjustment Time	Clause 2.4.1(a)
Babitzova	Preamble
Babitzova Shares	SCHEDULE 1
Buyer	Preamble
Buyer Documents	Recital F
Collective License Agreements	Clause 3.16.1(f)
Company	Recital A
Completion	Clause 7
Completion Date	Clause 7.1
Completion Date Current Assets	Clause 2.4.1
Completion Date Liabilities	Clause 2.4.1
Completion Date Net Worth	Clause 2.4.1
Confidential Information	Clause 9.1

Deed	Preamble
Disclosing Party	Clause 9.1
Emmis	Preamble
Emmis Shares	SCHEDULE 1
Expres Media	Recital C
Expres Net	Recital C
Guarantee	Clause 8.2
Guarantor	Preamble
Initial Purchase Price	Clause 2.2.3
Information Technology	Clause 3.14.6
Licensed IP Right(s)	Clause 3.14.4
Objection Report	Clause 2.4.3
Owned IP Right(s)	Clause 3.14.1
Owned Real Property	Clause 3.7.1
Party or Parties	Preamble
Pension Commitments	Clause 3.12.4
Preliminary Purchase Price Report	Clause 2.3.1
Preliminary Purchase Price	Clause 2.3.1
Pro-Forma Consolidated Financial Statements	Clause 3.8.3
Receiving Party	Clause 9.1
Regulatory Approval	Recital D
Relevant Matter	Clause 4.6
Seller or Sellers	Preamble
Seller Documents	Recital D
Seller Objection Report	Clause 2.4.3
Shares	Recital A
Station	Recital B
Subsidiaries	Recital C
Tax Benefit	Clause 6.3
Tax Indemnification Claim	Clause 6.1
Tax Indemnification Notice	Clause 6.2
Tax Reduction	Clause 6.3

1.3	Interpretation

For purposes of interpretation of this Deed, the following provisions shall be applied wherever appropriate herein:

1.3.1	references to “this Deed”, “herein”, “hereby”, “hereunder”, “hereof” and other equivalent words shall refer to this Deed in its entirety, including any Schedules and Exhibits, and references to Preamble, Recitals, Clauses, Exhibits and Schedules are to the Preamble, Recitals, Clauses, Exhibits and Schedules of and to this Deed;

1.3.2	all definitions set forth herein shall be deemed applicable whether the words defined are used herein in the singular or the plural;

1.3.3	wherever used herein, any pronoun or pronouns shall be deemed to include both the singular and plural and to cover all genders;

1.3.4	all accounting terms not specifically defined herein shall be construed in accordance with Slovak Accounting Regulations;

1.3.5	this Deed shall be deemed to have been drafted by all the Parties and neither this Deed nor any other agreement, document or instrument referred to herein or executed and delivered in connection herewith shall be construed against any Party as the principal draftsperson hereof or thereof;

1.3.6	the headings used in this Deed are for convenience only and shall not affect the interpretation hereof;

1.3.7	any reference to this Deed or any agreement, instrument, deed, contract or other document shall include any amendment, amendment and restatement, supplement or other modification hereto or thereto from time to time;

1.3.8	any reference to a Party shall include such Party’s successor or permitted assignee in accordance with this Deed;

1.3.9	where an action is required by any Party, references to such Party shall be construed to refer to such action taken by its respective representatives duly authorised by such Party thereunto;

1.3.10	words such as “henceforth,” “hereafter,” “heretofore,” and the like shall be construed as relative to the Completion Date;

1.3.11	the words “including” and “in particular” are to be construed as being by way of illustration or emphasis only, and are not to be construed as, nor shall they take effect as, limiting the generality of any foregoing words;

1.3.12	any reference to any amount in EUR shall include its equivalent in another currency;

1.3.13	words such as “thereof,” “thereunder,” “therein,” “thereto,” “thenceforth,” “thereafter,” “therefor,” “therewith,” and the like shall correspondingly be construed as relating to the document or event referred thereunto.

1.4	Statutory References

Unless the context otherwise requires, any reference to any law, statute, regulation, notification or statutory provision shall be construed as a reference to a law, statute, regulation, notification or statutory provision of England and Wales and shall include any amendment, modification, supplement, consolidation, replacement or re-enactment thereof (as the case may be, whether before or after the Completion Date), of any regulations promulgated thereunder from time to time, and of any interpretations thereof from time to time by any Governmental Authority.

1.5	Business Day

Any reference in this Deed to a “day” or a number of “days” (without the explicit qualification of “Business”) shall be interpreted as a reference to a calendar day or number of calendar days. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action or notice shall be deferred until, or may be taken or given, on the next Business Day.

2.	PURCHASE AND SALE OF SHARES

2.1	Purchase and Sale

2.1.1	Subject to the terms and conditions set out in this Deed, on the Completion Date, Emmis shall sell and convey the Emmis Shares to the Buyer free and clear of any Liens, Babitzova shall sell and convey the Babitzova Shares to the Buyer free and clear of any Liens, and the Buyer shall purchase the Emmis Shares from Emmis and the Babitzova Shares from Babitzova.

2.1.2	The sale of the Shares shall include all other ancillary rights appertaining thereto, including the rights to any undistributed but distributable profits for the period starting as of January 1, 2013, until the Completion Date. All undistributed but distributable profits of the Company for any period prior to December 31, 2012, shall be distributed to the Sellers prior to the Completion Date.

2.2	Consideration

2.2.1	In consideration for the sale and transfer of the Shares by the Sellers the Buyer shall pay to the Sellers the Final Purchase Price as determined in this Deed.

2.2.2	The Emmis Purchase Price shall constitute the final and total consideration (excluding VAT, if any) for the Emmis Shares and the Babitzova Purchase Price shall constitute the final and total consideration (excluding VAT, if any) for the Babitzova Shares.

2.2.3	The Parties agree on an enterprise value of the Shares in the amount of EUR 13,500,000 (in words: Euro thirteen million five hundred thousand) (the “Initial Purchase Price”).

2.3	Payment on Completion

2.3.1	Prior to the Completion Date, the Sellers have provided the Buyer with a statement (the “Preliminary Purchase Price Report”) setting forth the Sellers’ estimates of the Completion Date Current Assets, the Completion Date Liabilities and the Completion Date Net Worth as well as the calculation of the preliminary purchase price for the Shares being the amount of the Initial Purchase Price plus the amount by which the estimated Completion Date Net Worth is greater than zero or, as the case may be, minus the amount by which the estimated Completion Date Net Worth is less than zero (the “Preliminary Purchase Price”). The Preliminary Purchase Price Report is attached to this Deed as SCHEDULE 4.

2.3.2	On the Completion Date the Buyer shall pay the Preliminary Purchase Price by wire transfer of immediately available funds as follows:

2.3.2.1	to Emmis, 98% of the Preliminary Purchase Price; and

2.3.2.2	to Babitzova, 2% of the Preliminary Purchase Price.

2.4	Purchase price adjustments

2.4.1	For all purposes of this Deed, the following terms shall have the meanings defined below:

(a)	“Completion Date Current Assets” means the sum as of 12:01 A.M., Central European Time on the Completion Date (the “Adjustment Time”), of line item (‘čislo riadku’) 30 (“B. Current assets (‘Obežný majetok’)”), including line item 61 (“C. Accruals and prepayments total (‘Časové rozlíšenie’)”), as determined for the Acquired Companies, on a consolidated basis, prepared in accordance with Slovak Accounting Regulations (as to both amount and classification (as set out in the Measure of the Ministry of Finance of the Slovak Republic of 31 March 2003, No. 4455/2003-92)), in a manner consistent with the preparation of the Financial Statements.

(b)	“Completion Date Liabilities” means the sum as of the Adjustment Time, of line item 088 (“B. Liabilities (‘Záväzky’)”), including any declared dividend payable but not yet paid to the Sellers, and line item 121 (“C. Accruals and deferred income - total (‘Časové rozlíšenie súčet’)”), all as determined for the Acquired Companies, on a consolidated basis, prepared in accordance with Slovak Accounting Regulations (as to both amount and classification (as set out in the Measure of the Ministry of Finance of the Slovak Republic of 31 March 2003, No. 4455/2003-92)), in a manner consistent with the preparation of the Financial Statements.

(c)	“Completion Date Net Worth” means the Completion Date Current Assets minus the Completion Date Liabilities.

2.4.2	A final adjustment of the Preliminary Purchase Price will be made after Completion based upon the final determination of the Completion Date Net Worth as follows:

(a)	In compliance with the procedure outlined in Clauses 2.4.3 and 2.4.4, the Preliminary Purchase Price shall be reduced by the amount, if any, by which the finally determined Completion Date Net Worth is less than the estimated Completion Date Net Worth; or

(b)	In compliance with the procedure outlined in Clauses 2.4.3 and 2.4.4, the Preliminary Purchase Price shall be increased by the amount, if any, by which the finally determined Completion Date Net Worth is greater than the estimated Completion Date Net Worth.

2.4.3	The Buyer shall make its determination of the items set forth in the Preliminary Purchase Price Report and deliver a written report specifying its computation and the basis of such determination (the “Objection Report”) to the Sellers not later than sixty (60) days after the Completion Date. The Preliminary Purchase Price Report shall be final and binding on the Parties and no further adjustments shall be made to the Preliminary Purchase Price if the Buyer does not deliver the Objection Report to the Sellers within sixty (60) days of the Completion Date. The items shown in a validly delivered Objection Report in accordance with this Clause 2.4.3 shall be final and binding on the Parties for the purposes of determining the Final Purchase Price, unless within thirty (30) days after receiving the Objection Report, Emmis objects to such determination by giving the Buyer written notice setting forth its determination and the basis for its determination (the “Seller Objection Report”).

2.4.4	If Emmis delivers a Seller Objection Report and the Parties fail to reach agreement on the Final Purchase Price within twenty (20) days thereafter, the Arbitrating Accounting Firm shall be engaged by either Party to make a final determination of the Final Purchase Price based on its determination of the items set forth in the Preliminary Purchase Price Report, the Objection Report and the Seller Objection Report. Emmis and the Buyer shall each inform the Arbitrating Accounting Firm in writing of their respective determinations of such items and the Final Purchase Price, and shall cooperate as reasonably requested by the Arbitrating Accounting Firm in its determination of all such items. The Arbitrating Accounting Firm shall be instructed to complete its determination of the Final Purchase Price within thirty (30) days from the date of its engagement and to inform the Parties in writing of its determination, the basis for its determination and whether Emmis’ or the Buyer’s written statement of the Final Purchase Price is closer to its own determination. The determination by the Arbitrating Accounting Firm shall be final and binding upon the Parties for the purposes of determining the Final Purchase Price. The fees of the Arbitrating Accounting Firm shall be paid (A) by the Buyer if the Sellers’ determination is closer to the Arbitrating Accounting Firm’s determination, (B) by the Sellers, pro rata to their Ownership Percentage, if the Buyer’s determination is closer to the Arbitrating Accounting Firm’s determination, and (C) otherwise 50% by the Sellers (pro rata to their Ownership Percentage) and 50% by the Buyer.

2.4.5

In the event the Final Purchase Price as finally determined in accordance with Clauses 2.4.2 through 2.4.4 is less than the Preliminary Purchase Price, each Seller shall pay to the Buyer the amount of such deficiency (in an amount equal to such Seller’s Ownership Percentage multiplied by the amount of such deficiency) within ten (10) Business Days after the final determination of the Final Purchase Price. In the event the Final Purchase Price as finally determined in accordance with Clauses 2.4.2 through 2.4.4 exceeds the Preliminary Purchase Price, the Buyer shall pay to the Sellers the amount of such increase within ten (10) Business Days after the final determination of the Final Purchase Price.

2.5	General Payment Terms

2.5.1	Payment of any amount due under this Deed shall be accompanied by payment of interest on such amount for the period calculated at the rate per annum equal to 90-day EURIBOR as of the first Business Day of the first calendar quarter ending after the due date of the respective payment obligation, as adjusted for each succeeding calendar quarter to equal 90-day EURIBOR as of the first Business Day of such quarter.

2.5.2	Notwithstanding anything to the contrary set out in Clause 2.5.1, payment of any amount owed under Clauses 2.4.5 shall be accompanied by payment of interest on such amount for the period from the Completion Date to the date of payment, calculated at the rate per annum equal to 90-day EURIBOR as of the first Business Day of the first calendar quarter ending after the Completion Date, as adjusted for each succeeding calendar quarter to equal 90-day EURIBOR as of the first Business Day of such quarter.

2.5.3	Any Buyer True-Up shall be paid by the Buyer to each Seller in an amount equal to such Seller’s Ownership Percentage multiplied by the aggregate amount of the Buyer True-Up.

2.5.4	Payments from the Sellers to the Buyer made on the basis of any other clauses of this Deed shall be, for purposes of the Buyer, regarded as a reduction of the Final Purchase Price.

2.5.5	All monetary amounts payable under or pursuant to this Deed shall be paid in EUR.

3.	WARRANTIES OF SELLERS

The Sellers jointly and severally represent and warrant to the Buyer as of the Completion Date as follows, except for the warranties in Clauses 3.1.2, 3.2.2, 3.2.3 and 3.3, which are given by each Seller as to itself, its acts and its omissions only.

3.1	Organization and Good Standing

3.1.1	Each Acquired Company is duly organized, validly existing and in good standing under the laws of the Slovak Republic and has all requisite power and authority to own its assets and to carry on its business as conducted on the Completion Date. No Acquired Company controls directly or indirectly or has any direct or indirect ownership interest in any Person other than the Subsidiaries.

3.1.2	Emmis is duly organized, validly existing and in good standing under the laws of the Netherlands and has all requisite power and authority to carry on its business as now conducted.

3.2	Equity Structure and Ownership

3.2.1	The information set out in SCHEDULE 1 is true and correct at the Completion Date.

3.2.2	Each Seller owns the entire legal and beneficial interest in the number of Shares specified for each of them in SCHEDULE 1 free and clear of any Liens. All such Shares have been properly issued, allotted and are fully paid up and have not been repaid.

3.2.3	At Completion, upon the delivery of the Shares from each Seller to the Buyer in accordance with the terms and conditions of this Deed, such Shares will be free of any Liens, and the Buyer shall be the sole legal and beneficial owner of the Shares with the right to exercise all voting and other rights over the Shares.

3.2.4	The information set out in SCHEDULE 2 is true and correct. The entire ownership interest and ownership of shares, as the case may be, in the Subsidiaries is owned beneficially and of record by the Company free and clear of any Liens. All such ownership interests have been properly issued and allotted and are fully paid and have not been issued in violation of any pre-emptive rights, rights of first refusal or rights of first offer of any Person.

3.2.5	None of the Acquired Companies has issued any securities convertible, exchangeable or exercisable into shares of their capital stock or other equity interest, or warrants, options or other rights to acquire shares of their capital stock or other equity interest to any third party, except that the Sellers have entered into a shareholders’ agreement which has been terminated and finally settled prior to the Completion Date.

3.3	Authority and Binding Effect of Documents

Each Seller has the legal power, right and authority to enter into, and to perform the Seller’s obligations under, this Deed and each of the other Documents. The execution, delivery and performance of this Deed and any other Document by each Seller that is an entity has been duly authorized and approved by all necessary action on behalf of such Seller. This Deed has been, and each of the other Documents at or prior to Completion will be, duly executed and delivered by each Seller. This Deed constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Seller enforceable against each Seller in accordance with its terms.

3.4	Broadcast Licenses and other public licenses

3.4.1	A true and complete list of all licenses required by the Acquired Companies to conduct their business as currently conducted (including their duration and the holders thereof) is set forth on SCHEDULE 5 (the “Broadcast Licenses”). Each license holder identified on SCHEDULE 5 is the valid and legal holder of each of the Broadcast Licenses, free and clear of any Liens except as set forth in the Broadcast Licenses.

3.4.2	The Broadcast Licenses are in full force and effect. To the Sellers’ Knowledge, (i) the Broadcast Licenses have not been challenged by any third party and (ii) no proceedings regarding a revocation or withdrawal of any Broadcast License have been initiated.

3.4.3	Except as set forth in the Broadcast Licenses and/or in SCHEDULE 5, no Broadcast License is subject to any restriction or condition which limits the operation of the Station and the antenna network owned and/or used by the Acquired Companies as currently conducted.

3.4.4	Except for the Broadcast Licenses, to the Sellers’ Knowledge no further public licenses, permissions, authorizations or consents that are material to the operation of the business are required by the Acquired Companies to operate the business as currently conducted.

3.5	Absence of Conflicts

Subject to (i) having obtained the Regulatory Approval, and (ii) obtaining any further applicable consents or approvals of Governmental Authorities arising from or attributable to the business, ownership or other operations or attributes of the Buyer, the execution, delivery and performance by each of the Sellers of the Documents to which they are parties and the consummation by each such Person of the obligations contemplated thereby:

(a)	do not and will not breach any provision of any Applicable Law, regulation or rule applicable to any Seller or the Acquired Companies;

(b)	do not and will not conflict with, result in a breach of or violate any term or provision of the Organizational Documents of any Seller or the Acquired Companies; and

(c)	do not and will not result in the creation or imposition of any Lien upon or with respect to the assets of any Seller or the Acquired Companies.

For the avoidance of doubt, with respect to this Sellers’ Warranty the Sellers do not warrant that the execution, delivery and performance of the Documents by the Parties do not infringe the Broadcast Act, the Competition Act or any applicable cartel law.

3.6	No Insolvency

To the Sellers’ Knowledge, no order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of any Acquired Company and/or any of the Sellers, and, to the Sellers’ Knowledge, there are no cases or proceedings under any Applicable Laws, including applicable insolvency, reorganization, or similar laws in any jurisdiction concerning any Acquired Company and/or any of the Sellers and, to the Seller’s Knowledge, there are no circumstances that would require or justify the opening of or application for such proceedings.

3.7	Real Property

All real estate owned fully or partially by an Acquired Company (the “Owned Real Property”), along with the location, applicable land register (or other identification data), size, use, type of legal title, co-owners, if any, and encumbrances is listed on SCHEDULE 6.

3.7.1	Except as disclosed on SCHEDULE 6, the Acquired Companies have valid legal title to and are in exclusive occupation of the Owned Real Property, free and clear of any Liens.

3.7.2	The Acquired Companies, as applicable, hold all construction permits and other public law approvals necessary for the usage of the Owned Real Property as currently used by the Acquired Companies. Such permits and approvals are in full force and effect and to the Sellers’ Knowledge have not been challenged by any third party. To the Sellers’ Knowledge, the current usage of the Owned Real Estate does not materially infringe any third party rights, including but not limited to, neighborhood rights.

3.7.3	All real estate taxes, development charges and other public charges payable with respect to the Owned Real Property which have become or will become due prior to the Completion Date have been or will be fully paid or have been properly reserved in the Collected Financial Statements.

3.7.4	Each Acquired Company has a valid, binding and enforceable right to lease or sub-lease each property that it does not own, any such (sub-) leased property is set out on SCHEDULE 7.

3.8	Financial Statements

3.8.1	The Financial Statements are attached as SCHEDULE 8A.

3.8.2	The Financial Statements have been prepared in accordance with Slovak Accounting Regulations and accounting practices, including capitalization rights and valuation principles consistent with past accounting practices of the relevant Acquired Companies and present a true and fair view of the assets and liabilities, financial position and results of operations of the Acquired Companies as of the date thereof.

3.8.3	The pro-forma consolidated financial statements of the Company, attached as SCHEDULE 8B, are the internal, consolidated statements of the Company and the Subsidiaries, as of December 31, 2012, have been prepared in accordance with past practice, and fairly present the assets and liabilities and results of operations of the Acquired Companies as of the date thereof (the “Pro-Forma Consolidated Financial Statements”).

3.8.4	No Acquired Company has any material liabilities or obligations, whether accrued or contingent, except (i) as disclosed in the Collected Financial Statements, (ii) as disclosed as Completion Date Liabilities or (iii) as otherwise disclosed in accordance with this Deed.

3.9	Absence of Certain Events

Since December 31, 2012, the Acquired Companies have not, except as disclosed in SCHEDULE 9:

(a)	created or incurred any Lien on any of the Acquired Companies’ assets or Owned Real Property, other than Permitted Liens;

(b)	and except for the distribution of dividends in accordance with Clause 2.1.1, declared or paid any other dividend (whether in cash or in kind) or other distribution (other than made in cash derived from operations in the Ordinary Course of Business) in respect of any issued and outstanding capital stock or other equity interest in an Acquired Company or purchased or redeemed, directly or indirectly, any shares of capital stock or other equity interest in an Acquired Company;

(c)	incurred any indebtedness other than in the Ordinary Course of Business;

(d)	except for the Set-Off, paid or otherwise discharged, or provided security for any material liabilities other than the regular servicing of financial debt and the discharge of trade accounts payable, both in the Ordinary Course of Business;

(e)	ceased to operate so as to maintain themselves as a going concern;

(f)	granted any loans, financial releases or advances to (except advances to employees in the Ordinary Course of Business) or guarantees for the benefit of any Person, other than loans among the Acquired Companies;

(g)	increased or committed to increase the remuneration of any of its directors, officers, employees, freelancers or consultants;

(h)	entered into any agreements or performed any services or other transactions with the Sellers or any of the Sellers’ Affiliates;

(i)	made and/or accepted any material change in the accounting practice, including capitalization rights and valuation principles, in any Acquired Company;

(j)	delayed or otherwise deferred any payment to its suppliers for goods and services purchased or any capital expenditures provided for in their budget, in the aggregate amount of more than EUR 10,000 (in words: ten thousand Euro); or

(k)	resolved to take any of the above actions ((a) – (j)) in the future.

3.10	Litigation

Except as described in SCHEDULE 10, no Acquired Company is party to, whether as claimant or defendant, any claim, action, prosecution, proceeding, suit, litigation, mediation or arbitration (other than as claimant in the collection of debts arising in the Ordinary Course of Business), or to Sellers’ Knowledge, any investigation by any Governmental Authorities, with a value or amount at stake in each case in excess of EUR 50,000 (in words: fifty thousand Euro). To the Sellers’ Knowledge, no such litigation proceedings or investigations have been threatened.

3.11	No loans or other payment obligation

As of the Completion Date, no outstanding loans or other payment obligations exist between any of the Acquired Companies on the one side and Emmis and/or any of its Affiliates on the other side. Prior to the Completion Date, Emmis has, in particular, (i) effectively and entirely repaid any loans (including accrued interest) which it was granted by the Company, either by actual payment or by way of set-off, and (ii) actually received any profit distributions (including any retained earnings) of the Company to which it is entitled pursuant to Clause 2.1.1, without any further (current or future) claims of Emmis remaining.

3.12	Labor Matters

3.12.1	All labor contracts with the employees of any Acquired Company materially comply with Applicable Laws.

3.12.2	Except as set forth on SCHEDULE 11, no employee of any Acquired Company has any special provision in its labor contract that provides such employee with a longer notice termination period or higher termination remuneration than such employee would otherwise be entitled under Applicable Law. Except as provided in SCHEDULE 11 none of the Acquired Companies is required to pay any bonus or other incentive to any employee of the Acquired Companies in connection with the sale of the Shares.

3.12.3	All compensation and withholding obligations of the Acquired Companies to or in respect of their current and former employees for periods until Completion Date have been or will be paid by the Acquired Companies or have been properly provided for in the Collected Financial Statements or the Completion Date Liabilities.

3.12.4	A correct list of all agreements and other commitments, whether of an individual or collective nature and including commitments based on works custom, regarding pensions under which any Acquired Company has any obligations (the “Pension Commitments”) is set out in SCHEDULE 12. All material obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, that have become due, have been fulfilled by the Acquired Companies. Except as disclosed in SCHEDULE 12, all future obligations under or in connection with the Pension Commitments, including obligations arising by operation of law, pertaining to periods prior to the Completion Date are fully funded according to the requirements established by law and the Pension Commitments based on the most recent actuarial data. Each Acquired Company has set aside book reserves for pension liabilities as required by law and the Pension Commitments.

3.13	Taxes

3.13.1	All Tax Returns required to be filed by or on behalf of any of the Acquired Company or their legal predecessors have been filed within the applicable statutory periods with the appropriate Governmental Authorities. All such tax returns are true, complete and correct in all material respects and the Acquired Companies have sufficient evidence to document all entries in the tax returns.

3.13.2	All Taxes due from the Acquired Companies or their legal predecessors (including interest and penalties) have been fully paid within the applicable statutory periods, in the correct amounts and correct manner. Any unpaid Taxes relating to the period prior to the Completion Date have been properly booked and accrued.

3.13.3	The Acquired Companies or their legal predecessors have withheld all amounts required by Applicable Law and where reductions were applied the Acquired Companies have sufficient evidence to substantiate that the pre-conditions for such reductions were fulfilled.

3.13.4	SCHEDULE 13 contains a correct and complete list of all tax rulings and tax audits for the Acquired Companies or their legal predecessors for the last three years. There are no pending tax rulings or tax audits nor does any of the Acquired Companies intend to apply for any tax ruling or tax audit.

3.13.5	No Tax audits regarding any of the Acquired Companies or their legal predecessors are in progress or have been notified to be made in the future. All previous Tax audits concerning the Acquired Companies or their legal predecessors have been disclosed to the Buyer.

3.13.6	All transactions entered into by any Acquired Company or their legal predecessors with parties who are or were in the past or may be treated by relevant authorities as related parties to such Acquired Company were on arms-length terms. The Acquired Companies maintain proper transfer pricing documentation and any services charged to or by an Acquired Company or their legal predecessors to or by a related party were actually provided.

3.13.7	All costs treated as tax deductible in Tax Returns filed by the Acquired Companies or their legal predecessors are tax deductible. Any payment of contractual penalties qualifies as a Tax deductible expense fully in compliance with applicable Tax law. The Tax value of fixed assets excluding real property, held by the Acquired Companies as at January 1, 2013 was EUR 1,601,584.35 (in words: Euro one million six hundred one thousand five hundred eighty four and thirty five cents), which will be deductible for tax purposes over the remaining tax life of the assets. Such Tax depreciation base was calculated correctly and the Acquired Companies have sufficient evidence to substantiate the Tax depreciation base.

3.14	IP Rights / IT

3.14.1	SCHEDULE 14 lists for each Acquired Company all IP Rights owned by such Acquired Company (the “Owned IP Rights”), and states for each such Owned IP Right the type, subject matter, applicable register or other identification data, if any.

3.14.2	Each Acquired Company, as applicable, is the unrestricted legal and beneficial owner of the Owned IP Rights listed for such Acquired Company in SCHEDULE 14 and no Owned IP Right is subject to any Lien, except for Permitted Liens.

3.14.3	To the Sellers’ Knowledge no Acquired Company is in violation in any material respects of any Applicable Laws pertaining to its Owned IP Rights and, the Acquired Companies have properly maintained and are continuing until the Completion Date to properly maintain the Owned IP Rights, in particular in relation to applications in a timely manner for renewals and the payment when due of all registration and renewal fees as well as all annuities.

3.14.4	SCHEDULE 15 includes for each Acquired Company a correct and complete list of all IP Rights (i) licensed or sub-licensed by any third party (including, without limitation, the Sellers or the Sellers’ Affiliates) to such Acquired Company; and correctly states for each such IP Right the type, subject matter, applicable register or other identification data, if any, the licensor and the date of the license agreement (the IP Rights listed or to be listed on SCHEDULE 15 the “Licensed IP Rights”).

3.14.5	To the Sellers’ Knowledge, neither the Owned IP Rights nor the Licensed IP Rights have been challenged by any third party. To the Sellers’ Knowledge, none of the Owned IP Rights or Licensed IP Rights is subject to any pending judgment, injunction, order or decree issued against an Acquired Company restricting the use thereof by it or restricting the licensing thereof by it to any third party. To the Seller’ Knowledge, no Acquired Company infringes upon any IP Right of any Person.

3.14.6	Each Acquired Company either owns or holds valid leases and/or licenses to all computer hardware, software, networks and other information technology (collectively “Information Technology”) which is used by or necessary for such Acquired Company to conduct its business as currently conducted. Such leases or licenses are effective for, and cannot be terminated by the respective other party thereto with a notice period of less than six (6) months after the Completion Date. During the last twelve (12) months prior to the Completion Date, there have been no interruptions, data losses or similar incidents attributable to the Information Technology owned or used by such Acquired Company which had a material adverse effect on such Acquired Company’s business.

3.15	Assets

Each Acquired Company is the owner of all fixed assets which have been included in the Collected Financial Statements of such Acquired Company (collectively the “Assets”), except for the Assets which have been disposed of since December 31, 2012 in the Ordinary Course of Business or the disposal of which or the loss of which has been disclosed in SCHEDULE 16. The Assets are not encumbered with any Liens except for (a) Permitted Liens, (b) customary retention of title rights, liens, pledges or other security rights in favor of suppliers, mechanics, workmen, carriers and the like or (c) statutory liens and other security rights in favor of Taxation Authorities or other Governmental Authorities.

3.16	Material Agreements

3.16.1	SCHEDULE 17 includes for each Acquired Company a correct and complete list of all agreements (including any amendments, side letters, waivers and similar documents, if any) that in each case have an annual aggregate value or amount at stake of more than EUR 50,000 (in words: fifty thousand Euro), including but are not limited to the following types of agreements (the “Material Agreements”):

(a)	loan agreements with any Acquired Company as a lender or borrower and other instruments evidencing financial indebtedness of any Acquired Company;

(b)	guarantees, surety ships, letters of comfort and similar instruments issued by any third party or any Acquired Company, in either case to secure any indebtedness or other obligation of an Acquired Company;

(c)	agreements to sell or otherwise dispose of any assets;

(d)	agreements relating to capital expenditures;

(e)	agreements (x) with any Acquired Company as licensee relating to the right to use any Licensed IP Rights and (y) any other license agreements with any Acquired Company as licensee or licensor;

(f)	collective licenses agreements entered into by the Acquired Companies with any organizations collectively administrating the copyrights of individual authors and artists (the “Collective License Agreements”);

(g)	real estate lease agreements with any Acquired Company as landlord or tenant;

(h)	barter agreements, with principal obligations not yet fully performed by the Acquired Companies; and

(i)	agreements, except for any employment agreements entered into with Employees, which cannot be terminated by the Acquired Companies upon less than six (6) months’ notice.

3.16.2	Except as disclosed in SCHEDULE 17, (i) the Material Agreements are in full force and effect and are enforceable against the parties thereto in accordance with their terms; (ii) to the Sellers’ Knowledge, no party to a Material Agreement has given written notice of termination or indicated in writing that it will give notice of termination; (iii) no Acquired Company is in material breach of a Material Agreement.

3.17	Compliance

3.17.1	The Acquired Companies have not violated any applicable anti-bribery statutes and antitrust laws and have complied in all material respects with all Applicable Laws (in particular data protection or copyright laws), statutory filing obligations and ordinances, regulations, decrees, or orders of any public authority.

3.17.2	The Acquired Companies have not violated in any material respects any reporting or payment obligations under the Collective License Agreements.

3.18	Consents

The execution, delivery and performance by each Seller of this Deed and the other Documents, and consummation by each Seller of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any Governmental Authority or the consent, waiver or approval of any other person or entity other than the Regulatory Approval or those referred to under Recital E.

4.	REMEDIES AND LIMITATIONS ON SELLERS’ LIABILITY

4.1	The Sellers’ Warranties made in Clauses 3.1.2, 3.2.2, 3.2.3 and 3.3, and the covenants under Clause 7.2 that require individual action by a Seller, pertain to each Seller individually, are made solely by such Seller, and no Seller shall have any liability to the Buyer arising from the breach or default by the respective other Seller of these particular Sellers´ Warranties or covenants made by the other Seller in any such Clauses. With respect to all other Sellers’ Warranties and covenants, liability of the Sellers, if any, shall be in proportion to their Ownership Percentage.

4.2	By way of general disclosure, the following information and matters are disclosed or deemed disclosed to the Buyer with respect to any Sellers’ Warranties:

4.2.1	the contents of this Deed;

4.2.2	the contents of all correspondence and documents stored in the electronic data room, a CD copy of which has been delivered by the Sellers to the Buyer at the signing of this Deed and all written (including electronic) correspondence, documents and papers passing between the Sellers, the Acquired Companies and their representatives, directors, employees or professional advisers on the one hand and the Buyer and its representatives, directors, employees or professional advisers on the other;

4.2.3	all matters disclosed or explicitly and distinctively referred to in any Schedules annexed to this Deed;

4.2.4	all information contained or referred to in the Collected Financial Statements and the latest management accounts of the Acquired Companies dated December 31, 2013;

4.2.5	the contents of the Organizational Documents of each Acquired Company and the documents annexed to them to the extent such documents have been provided to the Buyer or its professional advisers in the course of the due diligence;

4.2.6	the contents of the minute books and other statutory books of each Acquired Company to the extent such books have been provided to the Buyer or its professional advisers in the course of the due diligence;

4.2.7	all information relating to the Acquired Companies contained or referred to in any of the following documents attached hereto in SCHEDULE 18:

4.2.7.1	the register excerpts of each Acquired Company maintained by the Registrar of Companies in Slovakia;

4.2.7.2	documents regarding the Acquired Companies maintained by the Slovak Registrar of Trade Marks and the Slovak Registrar; and

4.2.7.3	documents and information registered regarding the Acquired Companies at the Slovak Land Registry.

4.2.8	For the purpose of this Clause 4.2 an information or matter shall only be disclosed or deemed disclosed to the Buyer if sufficient details to identify a Breach can be reasonably ascertained from the respective documents without any need for further researches or sources. However, any such disclosure made by reference to any particular Clause or Schedule shall be deemed to be made also in respect of any other Clause to which such disclosure is applicable.

4.3	The disclosure of any matter in a Schedule shall not imply any representation or warranty not expressly given in the Deed nor shall such disclosure be taken as extending the scope of any of the Sellers’ Warranties.

4.4	The maximum aggregate liability of each Seller in respect of:

(a)	all claims under this Deed, including any claims made under Clause 6 of this Deed, shall in no event exceed, (i) with respect to Emmis, the Emmis Purchase Price, and (ii) with respect to Babitzova, the Babitzova Purchase Price; and

(b)	all claims under Clauses 3.5 through 3.17 of this Deed shall in no event exceed 40% of, (i) with respect to Emmis, the Emmis Purchase Price, and (ii) with respect to Babitzova, the Babitzova Purchase Price.

4.5	The Sellers will only be liable in respect of claims under Clauses 3.5 through 3.17 of this Deed, if the aggregate amount of such claims exceeds EUR 100,000, in which case the Buyer shall be entitled to claim the total amount of all claims and not only the excess.

4.6	If the Buyer becomes aware of a Claim against an Acquired Company by a third party or of any other fact, matter or circumstance, which in either case is or may be likely to result in the Buyer being entitled to make a Claim (each, a “Relevant Matter”), the Buyer must notify the Sellers in writing of any such Relevant Matter promptly, and in any case no later than thirty (30) days after becoming aware of such Relevant Matter.

4.7	The Sellers will only be liable in respect of a Claim if the Buyer has served a Claim Notice on Sellers:

(a)	with respect to Claims under Clauses 3.1 through 3.4 of this Deed, on or before the third (3rd) anniversary of the Completion Date;

(b)	with respect to Claims under Clauses 3.5 through 3.12 and Clauses 3.14 through 3.17 of this Deed, on or before June 30, 2014; and

(c)	with respect to Claims under Clause 3.13 of this Deed on or before December 31, 2018.

in each case, which sets out the nature and description of the Claim, including the Buyer’s computation or reasonable approximation of its amount.

4.8	Any Claim which has been notified by means of a Claim Notice in accordance with Clause 4.7 shall (if it has not been previously satisfied, settled or withdrawn) be deemed to have been waived or withdrawn six (6) months after the date of the Claim Notice unless it has been referred to arbitration in accordance with Clause 10.14; provided, however that the Parties may jointly agree in writing to extend such period.

4.9	The Sellers will not be liable under a Claim:

4.9.1	to the extent that the loss that is the subject of the Claim has already been recovered in respect of another claim under a Document;

4.9.2	of which the Buyer has knowledge at the Completion Date;

4.9.3	to the extent that it arises or is increased as a result of or is otherwise attributable to:

(a)	any change in or introduction of new law;

(b)	any change in the rates of Tax; or

(c)	any change or withdrawal by any Governmental Authority of any published administrative practice,

in each case, either announced or taking effect after the Completion Date;

4.9.4	in respect of a liability which is contingent only, unless and until that contingent liability becomes an actual liability and is due and payable.

4.10	If a fact or circumstance that gives rise to a valid Claim is capable of remedy by Sellers, the Sellers will not be liable with respect to such Claim to the extent that they remedy the relevant breach within forty five (45) days following the date of the Claim Notice, unless remedy of such breach by the Sellers is objectively impossible.

4.11	Nothing in Clause 4 affects any legal duty of an Acquired Company to mitigate its loss.

4.12	The Sellers shall not be liable under a Claim:

(a)	more than once in respect of any loss, damage or liability; or

(b)	for any loss of profit, indirect or consequential loss (in each case whether actual or prospective), except for, without limitation, reasonable and documented legal, accounting and other fees and expenses of professional advisers, each as incurred in connection with a Claim.

5.	WARRANTIES OF BUYER PARTIES

Each Buyer Party warrants to the Sellers as of the Completion Date as follows:

5.1	Organization and Good Standing

Each Buyer Party is duly organized, validly existing and in good standing under the laws of Germany and has all requisite power and authority to carry on its business as now conducted.

5.2	Authorization and Binding Effect of Documents

Each Buyer Party has all requisite corporate power and authority to enter into this Deed and the other Documents and to consummate the transactions contemplated by this Deed. The execution and delivery of this Deed and each of the other Documents by each Buyer Party and the consummation by each Buyer Party of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Buyer Parties. This Deed has been, and each of the other Documents at or prior to Completion will be, duly executed and delivered by each Buyer Party. This Deed constitutes (and each of the other Documents, when executed and delivered, will constitute) the valid and binding obligation of each Buyer Party enforceable against such Buyer Party in accordance with its terms.

5.3	Absence of Conflicts

Subject to (i) having obtained the Regulatory Approval, and (ii) obtaining any further applicable consents or approvals of Governmental Authorities arising from or attributable to the business, ownership or other operations or attributes of Emmis, the execution, delivery and performance by each Buyer Party of this Deed and the other Documents to which they are parties and the consummation by each such Person of the obligations contemplated thereby:

(a)	do not and will not breach any provision of any Applicable Law, regulation or rule applicable to any Buyer Party;

(b)	do not and will not conflict with, result in a breach of or violate any term or provision of the Organizational Documents of any Buyer Party;

(c)	do not and will not breach or conflict with the Broadcast Act, including without limitation any provision under sections 42 and 43 of the Broadcast Act regarding plurality of information; and

(d)	do not and will not breach or conflict with the Competition Act, and no notification to or approval of the anti-monopoly office shall be required for any reason, including with respect to any concentration which is subject to control under Section 10 of the Competition Act.

5.4	Consents

The execution, delivery and performance by each Buyer Party of this Deed and the other Documents, and consummation by each Buyer Party of the transactions contemplated hereby and thereby, do not and will not require the authorization, consent, approval, exemption, clearance or other action by or notice or declaration to, or filing with, any Governmental Authority or the consent, waiver or approval of any other person or entity other than the Regulatory Approval or those referred to under Recital F.

5.5	Litigation

To the knowledge of each Buyer Party there are no legal, administrative, arbitration or other proceedings or governmental investigations pending or threatened against either Buyer Party that would give any third party the right to enjoin or delay the transactions contemplated by this Deed.

5.6	Financial Ability

Each Buyer Party has and shall maintain in its bank account available sufficient funds to pay the Preliminary Purchase Price and the Buyer True-Up to the Sellers as and when due upon the terms and subject to the conditions of this Deed, and in connection therewith, each Buyer Party shall comply with the anti-money laundering provisions and regulations in force under the laws of the Slovak Republic and European Union regulations.

5.7	No Insolvency

To the Buyer’s knowledge, no order has been made, petition presented, resolution passed or meeting convened for the winding up (or other process whereby the business is terminated and the assets of the company concerned are distributed amongst the creditors and/or shareholders or other contributories) of the Buyer or the Guarantor, and, to the Buyer’s knowledge, there are no cases or proceedings under any Applicable Laws, including applicable insolvency, reorganization, or similar laws in any jurisdiction concerning the Buyer or the Guarantor and, to the Buyer’s knowledge, there are no circumstances that would require or justify the opening of or application for such proceedings.

5.8	Limitation of liability

In the event that any Buyer Party is in breach of any representation as set forth in this Clause 5 the overall liability shall be limited to the Final Purchase Price. Clauses 4.5, 4.6 and 4.8 through 4.12 shall apply mutatis mutandis. The limitation period for any claims of the Sellers under or in connection with this Deed shall be eighteen (18) months from the Completion Date.

6.	TAX INDEMNITY

6.1

The Sellers shall be obliged, upon request of the Buyer, to fully hold harmless and indemnify the Buyer, and/or at the Buyers’ sole discretion the Acquired Companies, from and against any and all Taxes relating to the Acquired Companies for periods ending on or prior to the Completion Date, by paying an amount equal to such Taxes (in each case increased by any amount necessary to ensure that, after Taxation of the payment, the Buyer is left with the same amount it would have had if the payment was not subject to Taxation) to the Buyer, or at the Buyer’s sole discretion, to the respective Acquired Companies, if and to the extent that such Taxes have not been fully paid on or prior to the Completion Date (each claim a “Tax Indemnification Claim”). No Tax Indemnification

Claim shall exist, however, to the extent that a liability in respect of such Taxation has been specifically provided for in Collected Financial Statements or the Completion Date Liabilities by the respective Acquired Company. Taxes relating to periods ending on or prior to the Completion Date within the meaning of this Clause shall include any Tax liability arising from open or hidden profit distributions that have been made or committed prior to the Completion Date.

6.2	The Tax Indemnification Claim pursuant to Clause 6.1 shall become due for payment within thirty (30) days after the Buyer’s written request for payment (the “Tax Indemnification Notice”) but not before payment of the respective Taxes has become due.

6.3	As far as an Acquired Company, as a result of an adjustment or payment giving rise to the Taxes that are associated with a Tax Indemnification Claim, is, within a period of three (3) years from the Completion Date, entitled to any benefits by refund, set-off or a reduction of Taxes in periods after the Completion Date, including without limitation benefits resulting from the lengthening of any amortization or depreciation period, a step-up in the Tax basis of assets or the non-recognition of liabilities or provisions (herein collectively “Tax Benefits”), these Tax Benefits shall reduce the Tax Indemnification Claim in the amount of the net present value of the Tax Benefits (the “Tax Reduction”). The net present value shall be calculated on the basis of (i) the Tax rates applicable (or expected to be applicable) in the year for which the respective Tax Benefit may arise; and (ii) a discount factor of ten percent (10%) p.a. (determined based on the due date of the Tax Indemnification Claim). For the avoidance of doubt, a Tax Reduction will only be considered if the potential Tax Benefit actually results in a cash Tax Benefit for the Acquired Companies.

6.4	Upon the Sellers’ request, the Buyer shall permit the Sellers to fully cooperate, and shall cause the representatives of the Buyer and the Acquired Companies to fully cooperate with the Sellers, in connection with all Tax matters relating to each of the Acquired Companies relating to any period ending on or before the Completion Date, including the preparation and filing of any Tax Return or the conducting of any tax audit, investigation, dispute or appeal with the respective Tax authorities. The cooperation between the Buyer and the Sellers shall include, upon the request and in the discretion of the Sellers, the providing and making available of all books, records and information, and the assistance of all officers and employees of the Acquired Companies, in each case to the extent necessary or useful in connection with such Tax matters.

6.5

If, after Completion, any Taxation Authority informs the Buyer or any of the Acquired Companies of a proposed audit, assessment, dispute or other circumstance relating to any Tax with respect to which a Tax Indemnification Claim may arise, the Buyer shall notify the Sellers in writing of such matter within ten (10) Business Days after it becomes aware of that matter or circumstance. The Buyer shall provide to the Sellers without undue delay any available evidence reasonably required to determine any possible Tax Indemnification Claim. The Buyer agrees, and shall cause the relevant Acquired Companies, (i) to give the Sellers the opportunity to participate in any material audits, disputes, administrative, judicial or other proceedings related to any with respect to which the Sellers may become subject to a Tax Indemnification Claim; (ii) to comply with any reasonable instructions given by the Sellers in relation to such proceedings at costs of the Sellers; and (iii) to reasonably challenge and litigate any Tax assessment or other decision of any Tax authority related to such Tax at costs of the Sellers; it being understood that “reasonable” in the meaning of (ii) or (iii) above shall mean reasonably taking into account the legitimate interests of the Buyer and any Acquired Company. The Buyer shall not have a Tax Indemnification Claim if and to the extent that the Buyer has failed to comply with its obligations under this Clause 6.5 and such failure has caused the Tax Indemnification-Claim.

6.6	The Sellers’ liability for any Tax Indemnification Claim shall be pro rata to their Ownership Percentage; provided however that the maximum aggregate liability of each Seller in respect of any Tax Indemnification Claim shall in no event exceed, (i) with respect to Emmis, the Emmis Purchase Price, and (ii) with respect to Babitzova, the Babitzova Purchase Price.

6.7	The liability of the Sellers in respect of any Tax Indemnification Claim shall be time-barred as of 31 December 2018, 24:00 hours.

7.	COMPLETION

7.1	Time and Place

The completion of the purchases and sales of the Shares pursuant to this Deed (the “Completion”) takes place at the offices of Squire Sanders s.r.o., Zochova 5, 811 03 Bratislava, Slovak Republic upon execution of this Deed (the “Completion Date”).

7.2	Sellers’ Deliveries

At Completion, each Seller, as appropriate, shall execute or cause to be executed, and deliver or cause to be delivered to the Buyer, the following, in each case in form and substance reasonably satisfactory to the Buyer:

7.2.1	global certificates representing the Shares, duly endorsed and in proper form for transfer;

7.2.2	a hand-over protocol executed by each Seller evidencing that the global certificates representing the Shares were physically handed over to the Buyer;

7.2.3	a written notice to the Company regarding the change in shareholders so that the Company can arrange for the registration of the change of shareholders with the list of shareholders maintained by the Central Depository;

7.2.4	extracts from the Commercial Register, dated as of a date as near as practicable to the Completion Date, showing that each Acquired Company is duly organized, validly existing and in good standing under the laws of the Slovak Republic;

7.2.5	extracts from the lists of shareholders maintained by the Central Depository dated as of a date as near as practicable to the Completion Date, showing the ownership record of each Acquired Company;

7.2.6	extracts from the Commercial Register of the Netherlands, dated as of a date as near as practicable to the Completion Date, showing that Emmis and its director TMF Netherlands B.V., a private limited company established and existing under the laws of Netherlands, with its registered seat at Herikerbergweg 238, Luna Arena, 1101 CM Amsterdam Zuidoost, Netherlands, registered with the Commercial Register administered by the Chamber of Commerce for Amsterdam under No. 33126512, are duly organized, validly existing and in good standing under the laws of the Netherlands;

7.2.7	a written notice from each Seller to the Buyer stating that each such Seller has either received (i) payment in an amount equal to its Ownership Percentage of the Preliminary Purchase Price to the Emmis Account or Babitzova Account, as the case may be, or (ii) in the case of payment to the Babitzova Account only, confirmation from Babitzova’s bank that the bank has sight of the respective payment indicated in (i) above and such payment will be credited to the Babitzova Account by the close of the following Business Day;

7.2.8	copies of executed mutual termination agreements according to which the agreements listed in SCHEDULE 19 have been terminated with effect as of the Closing Date at latest and without any costs for the Acquired Companies and with full release of the Acquired Companies from any liabilities and other obligations; and

7.2.9	original copies of powers of attorney subject to which the Persons present at Completion for the Sellers are authorized to act for and on behalf of each Seller, dated as of a date as near as practicable to the Completion Date.

7.3	Buyer Parties’ Deliveries

At Completion, each Buyer Party, as appropriate, shall execute or cause to be executed, and deliver or cause to be delivered to the Sellers, the following, in each case in form and substance reasonably satisfactory to the Sellers:

7.3.1	SWIFT advice of transmission from the Buyer’s bank evidencing payment of the Preliminary Purchase Price to the bank account of each Seller as set forth in Clause 2.3;

7.3.2	a hand-over protocol executed by the Buyer evidencing that the global certificates representing the Shares were physically handed over to the Buyer;

7.3.3	original copies of powers of attorney subject to which the Persons present at Completion for the Buyer Parties are authorized to act for and on behalf of each Buyer Party, dated as of a date as near as practicable to the Completion Date.

7.4	Transfer of title to the Shares

The obligation of the Sellers to transfer the ownership title to the Shares shall be fulfilled by way of endorsement and hand-over of the global certificates representing the Shares by the Sellers to the Buyer, provided that endorsement shall contain: (a) the business name, seat and the business registration number of the Buyer as the acquirer of the Shares, (b) the signatures of the Sellers as the transferors of the Shares, and (c) the date of the transfer of Shares, which shall be the Completion Date.

7.5	Single Transaction

All deliveries of documents and actions contemplated by this Deed to take place at Completion shall be deemed to have taken place simultaneously as part of a single transaction and none of which shall be considered to have taken place unless and until all of such actions shall have taken place. Title to the Shares shall not transfer from the Sellers to the Buyer until all of the actions and deliveries have been taken and made in accordance with Clauses 7.2 and 7.3.

7.6	Ownership Extract

The Buyer undertakes to use its best efforts to cause the Company to take all actions and to do all things necessary, proper or advisable to obtain the Ownership Extract and deliver it to the Sellers as soon as practicable after Completion and in no event later than five (5) days after the Completion Date.

8.	GUARANTEE

8.1	As a condition to the execution by the Buyer of this Deed, Guarantor hereby, as primary obligor and not as mere surety, guarantees to the Sellers the full, timely, and final performance by the Buyer of all of its payment obligations under or in accordance with this Deed, including, but not limited to, the due and timely payment of all sums owing from the Buyer to the Sellers when due under or in accordance with this Deed.

8.2	The guarantee and obligations set forth in this Clause 8 (collectively, the “Guarantee”) may not be enforced by any Seller without taking any preliminary or procedural measures in respect of the Buyer.

8.3	The Guarantee is a continuing guarantee and shall remain a continuing guarantee until all obligations of the Buyer under or in accordance with this Deed are fully and finally discharged and/or terminated, including, but not limited to, the complete payment of all of the sums owing from the Buyer under or in accordance with this Deed.

8.4	Guarantor’s liability under the Guarantee in respect of liabilities and obligations under this Deed shall be limited to the amounts owed by the Buyer under this Deed.

9.	CONFIDENTIALITY AND PUBLICITY

9.1	Confidentiality All information that is delivered or made available by a Party (the “Disclosing Party”) to any other Party or its representatives (each, a “Receiving Party”) in connection with the transactions contemplated by this Deed and the Documents (the “Confidential Information”), shall be kept confidential by the Receiving Party and shall not be used other than as contemplated by this Deed, except to the extent such information (i) was otherwise publicly available when received, (ii) is or becomes lawfully obtainable from third parties not related to the Disclosing Party or its Affiliates, (iii) is required to be disclosed by Applicable Law or the rules of any stock exchange, provided that (A) the Receiving Party promptly notifies the Disclosing Party of any such required disclosure in order that such Disclosing Party may seek a protective order to prevent the disclosure, or (B) in respect of disclosure required by applicable securities laws, the Receiving Party provides the Disclosing Party an opinion of the Receiving Party’s securities counsel stating that such disclosure is required and (iv) to the extent such duty as to confidentiality is waived in writing by the Disclosing Party.

9.2	Publicity The Parties agree that no public release or announcement concerning the transactions contemplated by this Deed shall be issued by any party without the prior consent of the other Party, except as required by Applicable Laws or the rules of any stock exchange applicable to the Sellers, the Buyer or their respective Affiliates.

10.	MISCELLANEOUS

10.1	Commercially Reasonable Efforts Subject to the terms and conditions of this Deed, each Party will use its commercially reasonable efforts to take all action and to do all things necessary, proper or advisable to satisfy any condition under this Deed, and to execute all such documents or take all such actions in its power to satisfy and to consummate and make effective as soon as practicable the transactions contemplated by this Deed.

10.2	Costs and Expenses

Except as otherwise expressly provided in this Deed, each of the Parties shall bear its own expenses, including the fees of any attorneys and accountants engaged by such Party, in connection with the drafting, negotiations and action taken in connection with the transactions contemplated by this Deed and the Documents.

10.3	Notices All notices, demands or other communications given under or in connection with this Deed shall be in writing, in English and, shall be deemed sufficiently given or served if delivered by courier (including express delivery service), sent via facsimile or sent by registered or certified mail, first class, postage prepaid, addressed as follows:

(a)	If to the Sellers, to:

Emmis International Broadcasting Corporation
One Emmis Plaza
40 Monument Circle, Suite 700
Indianapolis, IN 46204
United States of America

	Attention:	Jeffrey H. Smulyan, Chairman
Paul Fiddick
J. Scott Enright, Executive Vice President and General Counsel
Fax: +1 317 684 5583

(b)		If to Babitzova, to:

Eva Babitzová
Lermontovova 7
811 05 Bratislava
Slovak Republic

(c)		If to the Buyer Parties to:

Heinrich Bauer Verlag KG
Burchardstrasse 11
20097 Hamburg
Germany
	Attention:	Dr. Eckart Bollmann
Alfred Heintze
Andreas Tontsch

Fax: +49 40 3019 1026

or to such other address as a party may from time to time give notice to the other party in writing (as provided above). Any such notice, demand or communication shall be deemed to have been given on the date received.

10.4	Entire Agreement

This Deed, the Schedules, Exhibits and the other Documents constitute the entire agreement and understanding of the Parties with respect to the subject matter of this Deed and supersede any prior negotiations, agreements, understandings or arrangements between the parties with respect to such subject matter.

10.5	Reliance and Remedies

Each of the Parties acknowledges that in agreeing to enter into this Deed it has not relied on any statement, representation, warranty, collateral contract or other assurance (except those expressly set out in this Deed) made by or on behalf of any other Party before the signature of this Deed including, without limitation, during the course of negotiating this Deed. Nothing in this Clause 10.5 shall limit or exclude any liability for fraud.

10.6	Binding Effect Except as otherwise provided in this Deed, the terms and provisions of this Deed shall inure to the benefit of and be binding upon the Parties and their respective successors or permitted assigns, and nothing in this Deed, express or implied, shall confer on any Person, other than the Parties to this Deed and their respective successors or permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Deed.

10.7	Assignment Neither this Deed nor any of the rights, interests or obligations under this Deed may be assigned or delegated by any Party without the prior written consent of all of the other Parties, except for assignments or delegations to Affiliates of the respective Party (which assignments or delegations shall be notified in writing to the other Party within ten (10) Business Days following such assignment or delegation).

10.8	Governing Law This Deed shall in all respects be governed by and construed in accordance with English law.

10.9	Amendments and Waivers No term or provision of this Deed may be amended, waived, discharged or terminated unless by an instrument in writing signed by the Party against whom the enforcement of such amendment, waiver, discharge or termination is sought. Any waiver shall be effective only in accordance with its express terms and conditions.

10.10	Severability If any provision of this Deed or the application of any provision hereof to any Party hereto or any set of circumstances is held invalid, illegal or unenforceable, the remainder of this Deed and the application of such provision to the other Party(ies) or set of circumstances shall not be affected unless the provisions held invalid shall substantially impair the benefits of the remaining portions of this Deed. In such an event, the Parties shall negotiate in good faith to replace the invalid, illegal, or unenforceable provision with a valid, legal, and enforceable provision that corresponds as far as possible to the spirit and purpose of the invalid, illegal, or unenforceable provision.

10.11	Counterparts This Deed may be executed in any number of counterparts, each of which shall be an original, and all of which together shall constitute one and the same instrument.

10.12	Schedules and Exhibits Unless otherwise specified in this Deed, each of the Schedules and Exhibits referenced in this Deed is attached to, and is incorporated by reference into, this Deed.

10.13	Governing Language This Deed has been executed in English, and the English text of this Deed shall control in all circumstances.

10.14	Arbitration

Any dispute, controversy or claim arising out of the breach, termination or invalidity of or otherwise relating to this Deed, other than with respect to the Purchase Price adjustments under Clause 2.4 which shall be resolved in accordance with Clause 2.4.4, shall be settled by arbitration in accordance with the UNCITRAL Arbitration Rules as at present in force. There shall be three arbitrators and the appointing authority and administrator shall be the International Chamber of Commerce. The seat and place of arbitration shall be London, England and the English language shall be used throughout the arbitral proceedings. The arbitral tribunal shall not be authorized to take or provide, and none of the Sellers or the Buyer shall be authorized to seek from any judicial authority, any interim measures of protection or pre-award relief against any other party to the arbitration, any provisions of UNCITRAL Arbitration Rules notwithstanding.

10.15	Contracts (Rights of Third Parties) Act 1999

It is not intended that a third Person should have the right to enforce any provision of this document pursuant to the Contracts (Rights of Third Parties) Act 1999. The Parties may rescind or vary this document without the consent of a third Person to whom an express right to enforce any of its terms has been provided.

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IN WITNESS WHEREOF, this Deed has been duly executed and delivered on the day and year first written above.

EXECUTED as a DEED	)
by Jana Pagáčová	)	/s/ Jana Pagáčová
Authorized Representative	)
on basis of the power of attorney dated February 20, 2013 and the power of attorney dated February 21, 2013 For and on behalf of EMMIS INTERNATIONAL HOLDING, B.V. as SELLER/ EMMIS

In the presence of:

Witness signature
/s/ Martina Martáková
Name (print): Martina Martáková
Occupation: Law office Squire Sanders s.r.o.,
Registered Legal Trainee
Address: Bratislavská 8, 900 01 Modra 1,
Slovak Republic

EXECUTED as a DEED	)
by EVA BABITZOVA	)	/s/ EVA BABITZOVA
as SELLER/ BABITZOVA	)

In the presence of:

Witness signature
/s/ Lenka Abelovská
Name (print): Lenka Abelovská
Occupation: Law office Squire Sanders s.r.o., Registered Legal Trainee
Address: Björnsonova 3042/11, 811 05
Bratislava, Slovak Republic

EXECUTED as a DEED	)
by Dr. Eckart Bollmann	)	/s/ Dr. Eckart Bollmann
Managing Director with sole power of representation based upon shareholders’ resolution dated February 7, 2013)
For and on behalf of BAUER AUSLAND 1 GMBH as BUYER

In the presence of:

Witness signature
/s/ Andreas Tontsch
Name (print): Andreas Tontsch
Occupation: Head of Tax & Corporate Law
Address: Odenwaldstr. 11, 20255 Hamburg, Germany

EXECUTED as a DEED	)
by Dr. Eckart Bollmann	)	/s/ Dr. Eckart Bollmann
Authorized Representative	)
on basis of the power of attorney dated February 20, 2013 For and on behalf of HEINRICH BAUER VERLAG KG as GUARANTOR

In the presence of:

Witness signature
/s/ Alfred Heintze
Name (print): Alfred Heintze
Occupation:
Address: Kemperhege 18, 22397 Hamburg, Germany

SCHEDULES

SCHEDULE 1

Equity Structure and Ownership

SCHEDULE 2

Subsidiaries

SCHEDULE 3

Regulatory Approval

SCHEDULE 4

Preliminary Purchase Price Report

SCHEDULE 5

Broadcast Licenses

SCHEDULE 6

Owned Real Property

SCHEDULE 7

List of Lease or Sub-Lease Agreements

SCHEDULE 8

A - Financial Statements

SCHEDULE 8

B – Pro-Forma Consolidated Financial Statements

SCHEDULE 9

Relevant Events / Relevant Transactions

SCHEDULE 10

Litigation

SCHEDULE 11

Certain Labor Contracts

SCHEDULE 12

Pension Commitments

SCHEDULE 13

Tax Rulings / Tax Audits

SCHEDULE 14

Owned IP Rights

SCHEDULE 15

Licensed IP Rights

SCHEDULE 16

Lost Assets

SCHEDULE 17

Material Agreements

SCHEDULE 18

Documents of the Acquired Companies

SCHEDULE 19

Mutual Termination Agreements